Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 13, 2025, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Federal Realty Investment Trust and Federal Realty OP LP on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Federal Realty Investment Trust and Federal Realty OP LP on Form S-3 (File No. 333-277767, File No. 333-277767-01, and File No. 333-277768) and on Form S-8 (File No. 333-239351 and File No. 333-147081).

/s/ GRANT THORNTON LLP
Jacksonville, Florida
February 13, 2025